                                                                  EXHIBIT (C)(1)

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                     HAGEMEYER P.P.S. NORTH AMERICA, INC.

                           SHIELD ACQUISITION CORP.

                                      AND

                              VALLEN CORPORATION

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
ARTICLE I. THE OFFER...................................................    2
 Section 1.1.    The Offer.............................................    2
 Section 1.2.    Offer Documents.......................................    3
 Section 1.3.    Company Actions.......................................    3
 Section 1.4.    Designation of Company Directors after Completion
                  of Offer.............................................    5
ARTICLE II. THE MERGER.................................................    5
 Section 2.1.    The Merger............................................    5
 Section 2.2.    Conversion of Capital Stock...........................    6
 Section 2.3.    Exchange of Certificates..............................    7
 Section 2.4.    Stock Options.........................................    9
 Section 2.5.    Time and Place of Closing.............................   10
ARTICLE III. CORPORATE ORGANIZATION AND GOVERNANCE OF THE
 SURVIVING CORPORATION.................................................   10
 Section 3.1.    Articles of Incorporation.............................   10
 Section 3.2.    Bylaws................................................   10
 Section 3.3.    Directors and Officers................................   10
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............   10
 Section 4.1.    Corporate Existence and Power.........................   10
 Section 4.2.    Corporate Authorization...............................   11
 Section 4.3.    Subsidiaries..........................................   11
 Section 4.4.    Governmental Authorization............................   12
 Section 4.5.    Non-Contravention.....................................   12
 Section 4.6.    Capitalization........................................   13
 Section 4.7.    SEC Reports and Financial Statements..................   14
 Section 4.8.    Absence of Certain Changes or Events..................   14
 Section 4.9.    Disclosure Documents..................................   15
 Section 4.10.   Litigation............................................   16
 Section 4.11.   Contracts.............................................   16
 Section 4.12.   Real Property; Material Assets........................   16
 Section 4.13.   Taxes.................................................   17
 Section 4.14.   Employee Benefit Plans; ERISA.........................   18
 Section 4.15.   Labor Matters.........................................   20
 Section 4.16.   Compliance with Laws..................................   21
 Section 4.17.   Environmental Matters.................................   21
 Section 4.18.   Insurance.............................................   22
 Section 4.19.   Intellectual Property.................................   23
 Section 4.20.   Finders' Fees.........................................   24
 Section 4.21.   Opinion of Financial Advisor..........................   24
 Section 4.22.   Licenses; Approvals...................................   24
 Section 4.23.   Year 2000 Compliance..................................   24
 Section 4.24.   TBCA Article 13.......................................   24

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT....................   25
 Section 5.1.    Corporate Existence and Power.........................   25
 Section 5.2.    Corporate Authorization...............................   26
 Section 5.3.    Governmental Authorization............................   26
 Section 5.4.    Non-Contravention.....................................   27
 Section 5.5.    Organization of Purchaser.............................   27
 Section 5.6.    Disclosure Documents..................................   27
 Section 5.7.    Litigation............................................   27
 Section 5.8.    Finders' Fees.........................................   28
 Section 5.9.    Financial Capability..................................   28
ARTICLE VI. COVENANTS OF THE COMPANY...................................   28
 Section 6.1.    Conduct of Business of the Company Pending the
                   Effective Time......................................   28
 Section 6.2.    Access to Financial and Operational Information.......   30
ARTICLE VII. COVENANTS OF PARENT.......................................   31
 Section 7.1.    Conduct of Business of Parent Pending the
                   Effective Time......................................   31
ARTICLE VIII. COVENANTS OF PARENT AND THE COMPANY......................   31
 Section 8.1.    Agreement to Cooperate; Further Assurances............   31
 Section 8.2.    No Solicitation.......................................   31
 Section 8.3.    Shareholder Approval..................................   33
 Section 8.4.    Company Shareholders' Meeting.........................   34
 Section 8.5.    Confidential Information..............................   34
 Section 8.6.    Communications........................................   35
 Section 8.7.    Obligations of Purchaser..............................   35
 Section 8.8.    Expenses..............................................   35
 Section 8.9.    Indemnification and Insurance.........................   35
 Section 8.10.   Retention and Severance Arrangements..................   35
ARTICLE IX. CONDITIONS OF THE MERGER...................................   36
 Section 9.1.    Conditions to Obligations of Each Party...............   36
ARTICLE X. TERMINATION OF AGREEMENT....................................   36
 Section 10.1.   Termination...........................................   36
 Section 10.2.   Certain Actions Prior to Termination..................   38
 Section 10.3.   Effect of Termination.................................   38
 Section 10.4.   Termination Fee.......................................   38
ARTICLE XI. MISCELLANEOUS..............................................   39
 Section 11.1.   Further Assurances....................................   39
 Section 11.2.   Survival..............................................   39
 Section 11.3.   Notices...............................................   39
 Section 11.4.   Governing Laws and Consent to Jurisdiction............   41
 Section 11.5.   Binding Upon Successors and Assigns; Assignment.......   41
 Section 11.6.   Severability..........................................   41
 Section 11.7.   Entire Agreement; Third Party Beneficiaries...........   41
 Section 11.8.   Other Remedies........................................   41
 Section 11.9.   Amendment and Waivers.................................   41

 Section 11.10.   Disclosure Schedules................................    42
 Section 11.11.   No Waiver...........................................    42
 Section 11.12.   Construction of Agreement...........................    42
 Section 11.13.   Counterparts........................................    42

ANNEX A
-------

Conditions of the Offer

SCHEDULES
---------

Company Disclosure Schedule
Parent Disclosure Schedule

                              CERTAIN DEFINITIONS
                              -------------------

DEFINED TERM                              SECTION
------------                              -------
Acquisition Proposal                      8.2(a)
Agreement                                 Introduction
Articles of Merger                        2.1(b)
Certificates                              2.3(b)
Claim                                     8.9
Code                                      2.3(g)
Company                                   Introduction
Company Acquisition                       10.4(b)
Company Board                             1.3
Company Common Stock                      Recital C
Company Disclosure Schedule               Article IV
Company ERISA Affiliate                   4.14(b)
Company Financial Advisors                1.3
Company Options                           2.4
Company Preferred Stock                   4.6
Company SEC Reports                       4.7
Company Securities                        4.6
Company Shareholders' Meeting             8.3(a)
Company Subsidiaries                      4.3
Company Systems                           4.23(b)
Company Year 2000 Compliant               4.23(b)
Company Year 2000 Plan                    4.23(a)
Confidentiality Agreement                 6.2
Corporations                              Introduction
Contamination                             4.17(a)
Copyrights                                4.19(a)
Dissenting Shares                         2.2(d)
Dissenting Shareholder                    2.2(d)
Effective Date                            2.1(b)
Effective Time                            2.1(b)
Environmental Law                         4.17(a)
ERISA                                     4.14(b)
Exchange Act                              1.1(a)
Exchange Fund                             2.3(a)
Expense Evidence                          10.4(a)
Expenses                                  10.4(a)
Fee                                       10.4(a)
Governmental Entity                       4.4
HSR Act                                   4.4(b)
Hazardous Substance                       4.17(a)
Indemnified Parties                       8.9
IRS                                       4.13(b)
Intellectual Property Assets              4.19(a)
Lien                                      4.5(d)

Marks                                     4.19(a)
Material Adverse Effect                   4.1
Merger                                    Recital C
Merger Consideration                      2.2(c)
Multiemployer Plan                        4.14(e)
Notice                                    8.2(a)
Purchaser                                 Introduction
Offer                                     Recital C
Offer Consideration                       1.1(a)
Offer Documents                           1.2
Parent                                    Introduction
Parent Disclosure Schedule                Article V
Patents                                   4.19(a)
Paying Agent                              2.3(a)
Pension Plans                             4.14(b)
Policies                                  4.18
Proxy Statement                           4.9
RCRA                                      4.17(b)
SEC                                       1.1(b)
Schedule 14D-1                            1.2
Schedule 14D-9                            1.3
Securities Act                            4.4(d)
Superior Proposal                         8.2(a)
Surviving Corporation                     2.1(a)
Taxes                                     4.13(a)
TBCA                                      Recital C
Termination Date                          10.1(b)
Termination Notice                        10.1(d)
Welfare Plans                             4.14(b)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 14, 1999 (this "Agreement"), is by and among HAGEMEYER P.P.S. NORTH AMERICA, INC., a Delaware corporation ("Parent"), SHIELD ACQUISITION CORP., a Texas corporation and a wholly owned subsidiary of Parent ("Purchaser"), and VALLEN CORPORATION, a Texas corporation (the "Company") (Purchaser and the Company being hereinafter sometimes collectively referred to as the "Constituent Corporations").

                                    RECITALS

     A. The Boards of Directors of Parent, Purchaser and the Company each have determined that the Offer and the Merger is advisable and fair to, and in the best interests of, their respective shareholders, and have approved the business combination described in this Agreement, including the transactions and plan of merger provided for herein in which Purchaser would merge with and into the Company, and the Company would become a wholly owned subsidiary of Parent.

     B. The Board of Directors of each of the Company and Purchaser has adopted a resolution recommending that the plan of merger be approved by the shareholders of that corporation.

     C. Leonard J. Bruce, Bruce Partners, Ltd., a Texas limited partnership, and Bruce Interests Partnership, a Texas general partnership (collectively, the "Major Shareholders"), are, together, the beneficial owners of approximately 56% of the issued and outstanding shares of common stock, $.50 par value per share ("Company Common Stock"), of the Company and simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, have entered into a Shareholders' Agreement (the "Shareholders' Agreement") providing for certain matters with respect to his shares of Company Common Stock, the tender of such shares and certain other actions relating to the Offer and the Merger and the other transactions contemplated by this Agreement.

     D. In furtherance of such combination it is proposed that (i) Purchaser conduct a cash tender offer pursuant to the terms and conditions of this Agreement for all of the outstanding shares of Company Common Stock (such cash tender offer, as described in more detail in Article I below, the "Offer"), and
(ii) that upon consummation of the Offer, Purchaser merge with and into the Company pursuant to the applicable provisions of the Texas Business Corporation Act, as amended (the "TBCA"), and the terms and conditions of this Agreement (such merger, as described in more detail in Article II below, the "Merger").

     E. Simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company has entered into an Option Agreement (the "Option Agreement") with Parent and Purchaser pursuant to which the Company has granted to Purchaser an option to purchase shares of Company Common Stock on the terms and subject to the conditions set forth therein.

     F. Simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Hagemeyer N.V., a corporation organized under the laws of the Netherlands ("Hagemeyer"), has executed, delivered and entered into a Guarantee (the "Guarantee") for the benefit of the Company and any third party beneficiaries under this Agreement pursuant to which Hagemeyer has, among other things, unconditionally, absolutely and irrevocably guaranteed the full and punctual payment and performance of all covenants, agreements, obligations and liabilities of Parent, Purchaser and the Surviving Corporation (as defined herein) contained in or in connection with the other agreements and transactions contemplated by this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                  ARTICLE I.

                                   THE OFFER

     Section 1.1.  The Offer.

     (a) Provided that none of the events set forth in clause (iii) of Annex A hereto shall have occurred and be continuing, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer to purchase all of the outstanding shares of Company Common Stock at a price of Twenty-Five Dollars ($25.00) per share, net to the seller in cash (as such may be increased by Purchaser from time to time, the "Offer Consideration"). The obligation of Parent and Purchaser to accept for payment and to pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth in Annex A hereto.

     (b) Without the prior written consent of the Company, Purchaser shall not (and Parent shall cause Purchaser not to): (i) decrease the Offer Consideration or change the form of consideration or decrease the number of shares of Company Common Stock sought pursuant to the Offer; (ii) change the conditions to the Offer (other than to increase the Offer Consideration); (iii) impose additional conditions to the Offer; (iv) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of shares of Company Common Stock which, together with any shares of Company Common Stock beneficially owned by Parent and its affiliates, constitutes at least a two-thirds of the shares of Company Common Stock outstanding on a fully-diluted basis as of the date of purchase; (v) terminate or withdraw the Offer or extend the expiration date of the Offer (except as required by law) beyond the initial expiration date thereof (which shall be the 20th business day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer); or (vi) amend any term of the Offer in any manner adverse to holders of shares of Company Common Stock. Notwithstanding the provisions of the preceding sentence: (A) Purchaser may increase the Offer Consideration and may waive any condition to the Offer (other than the condition referred to in clause (iv) of the preceding sentence), in whole or in part, in its sole discretion; (B) the Offer may be extended by Purchaser in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"); (C) if any of the conditions to the Offer set forth in Annex A has not been satisfied or waived, and if all of such conditions are then still reasonably capable of being satisfied prior to the Termination Date (as defined in Section 10.1), Purchaser shall extend the Offer for one additional period of ten (10) business days, and may, at its discretion, extend the Offer from time to time (each such individual extension not to exceed ten business days after the previously scheduled expiration date) until such conditions are satisfied or waived, but in no event beyond the Termination Date; and (D) the Offer may be extended by Purchaser, in its sole discretion, for one additional period of up to ten business days, but not beyond the Termination Date, if on the expiration date of the Offer (as it may previously have been extended) the conditions of the Offer described in Annex A hereto shall have been satisfied or earlier waived, but the number of shares of Company Common Stock that have been validly tendered and not withdrawn, together with any shares of Company Common Stock beneficially owned by Parent and its affiliates, represents less than 90% of the then issued and outstanding shares of Company Common Stock on a fully diluted basis. Subject only to satisfaction or waiver of the conditions to the Offer set forth in Annex A, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Parent shall provide or cause to be provided to Purchaser on a timely basis all funds necessary to accept for payment and pay for all shares of Company Common Stock that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer.

     Section 1.2. Offer Documents. As soon as practicable on the date of commencement of the Offer, Parent and Purchaser shall (x) jointly file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and shall comply in all material respects with the requirements of the Exchange Act and any other applicable law and (y) mail or cause to be mailed the Offer Documents to the record holders of the Company Common Stock. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Purchaser further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Purchaser shall comply in all material respects with the provisions of the Exchange Act and any other applicable law. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto prior to the publication, dissemination or filing thereof with the SEC.

     Section 1.3. Company Actions. The Company hereby consents to the Offer and represents that: (a) the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has, on the basis of matters considered by the Company Board as of the date of such meeting, (i) determined that each of the Offer and the Merger is fair to and in the best interests of the holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) such approval constitutes approval by the Company Board of this Agreement and the transactions contemplated hereby, including the Merger, for purposes of Part Five and Article 13 of the TBCA and (iv) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the holders of Company Common Stock; and (b) Salomon Smith Barney Inc. and William Blair & Company, L.L.C. (together, the "Company Financial Advisors") have delivered to the Board of Directors of the Company their separate written opinions to the effect that as of the date of the Agreement the consideration to be received in the Offer and the Merger, taken as a whole, is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates) (photocopies of which have been or will be delivered to Parent). The Company hereby agrees to file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Company Board referred to in clause (a) (iv) of the preceding sentence (subject to the fiduciary duties of the Company Board under Texas law) and shall mail or cause to be mailed the
Schedule 14D-9 to the holders of the Company Common Stock. The Company will use its reasonable efforts to cause the Schedule 14D-9 to be filed with the SEC as promptly as is practicable after, and if practicable on the same date as, Parent's and Purchaser's Schedule 14D-1 is filed with the SEC and to permit such
Schedule 14D-9 to be mailed together with the Offer Documents; provided, however, that in any event the Schedule 14D-9 shall be filed with the SEC and mailed to the holders of Company Common Stock no later than 10 business days following the commencement of the Offer. The Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. The Company, Parent and Purchaser each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Purchaser and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company shall promptly furnish Purchaser with security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including updated lists of shareholders and lists of security positions) as Parent and Purchaser or any of their agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall deliver promptly to the Company all copies of such information in their possession.

     Section 1.4.  Designation of Company Directors after Completion of Offer.

     (a) Promptly upon Purchaser's consummation of the Offer, Purchaser will be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate that number (rounded down to the next greatest whole number) of directors on the Company Board that is equal to the product of the total number of directors on the Company Board multiplied by the percentage that the aggregate number of shares of Company Common Stock owned by Purchaser or any affiliate of Purchaser (including for purposes of this Section 1.4 such shares of Company Common Stock as are accepted for payment pursuant to the Offer but excluding shares of Company Common Stock held by the Company or any Company Subsidiaries) bears to the number of shares of Company Common Stock outstanding. The Company will cause (i) each committee of the Company Board, (ii) the board of directors of each Company Subsidiary, and (iii) each committee of such Company Subsidiary board to include persons designated by Purchaser constituting the same percentage of each such committee or board as Purchaser's designees are of the Company Board. The Company will, upon request by Purchaser, promptly increase the size of the Company Board and/or exercise its best efforts to secure the resignations of such number of directors as necessary to enable Purchaser designees to be elected to the Company Board and to cause Purchaser's designees to be so elected. Nothing in this Section 1.4 will require the Company to elect any person a director if such election would violate applicable law. After the time that Purchaser's designees constitute a majority of the Company Board, any action on the part of the Company with respect to this Agreement or any of the transactions contemplated hereby will require the vote of a majority of the directors who are not employees of the Company or designees of Purchaser.

     (b) Subject to applicable law, the Company will promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section
1.4 and will include in the Schedule 14D-9 disseminated to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4. Parent and Purchaser will supply to the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                                  ARTICLE II.

                                   THE MERGER

     Section 2.1.  The Merger.

     (a) At the Effective Time (as defined below) and subject to the terms and conditions hereof and the provisions of the TBCA: (i) Purchaser will be merged with and into the Company in accordance with the TBCA; (ii) the separate existence of Purchaser shall thereupon cease; and (iii) the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), as a wholly owned subsidiary of Parent.

     (b) Subject to the terms and conditions hereof, the Merger shall be consummated as promptly as practicable, but in any event no later than two business days, after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in Article IX, by duly filing appropriate articles of merger (the "Articles of Merger"), together with a plan of merger attached thereto setting forth only that information required by Article 5.01(B) (or Article 5.16(B), if applicable) of the TBCA, in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA. The Merger shall be effective at such time as the Articles of Merger shall have been duly filed with the Secretary of State of the State of Texas and shall have become effective in accordance with the TBCA (the "Effective Time"). The date on which the Effective Time shall occur is referred to herein as the "Effective Date."

     (c) The separate corporate existence of the Company, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed to all the properties and assets of the Constituent Corporations and to all debts, causes of action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all the debts, liabilities and duties of the Constituent Corporations with the effect set forth in Article 5.06 of the TBCA.

     Section 2.2. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger:

     (a) Capital Stock of Purchaser. Each issued and outstanding share of the capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by any direct or indirect wholly owned subsidiary of the Company shall be cancelled and retired and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c) Conversion of Company Common Stock. Subject to Section 2.3(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.2(b) and Dissenting Shares (as defined below)) shall be converted into the right to receive an amount of cash per share equal to the Offer Consideration (such amount referred to in connection with the Merger as the "Merger Consideration") payable to the holder thereof upon surrender of the certificate representing such shares of Company Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon the surrender of such certificate in accordance with Section 2.3.

     (d) Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by any shareholder who has not voted such shares in favor of or consented to the Merger and who complies with all the provisions of Article 5.12 of the TBCA (a "Dissenting Shareholder") concerning the right of shareholders to dissent from the Merger and require appraisal of their shares of Company Common Stock ("Dissenting Shares") will not be converted as described in Section 2.2(c), but will become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Texas. If, after the Effective Time, such Dissenting Shareholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to the TBCA, his or her shares of Company Common Stock will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest, upon the surrender of such certificate in accordance with the terms of this Agreement. The Company will give Parent (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company will not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle, or otherwise negotiate, any such demands.

     Section 2.3.  Exchange of Certificates.

     (a) Paying Agent. As soon as practicable after the date hereof, but in any event within fifteen (15) business days after the date hereof, Parent and the Company shall enter into an agreement on customary terms with an appropriate and qualified paying agent (the "Paying Agent"), which provides that Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.3 and the Articles of Merger, through the Paying Agent, at least two (2) business days prior to the Effective Time, cash in an amount equal to the aggregate amount of Merger Consideration that may become payable pursuant to Section 2.2 (such amount being hereinafter referred to as the "Exchange Fund"). Parent agrees to use its commercially reasonable best efforts to cause the Paying Agent to comply with the terms of this Section 2.3.

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a notice (advising that the Merger has become effective) and a letter of transmittal, in customary and appropriate form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for use by holders of Certificates in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled in exchange therefor to receive, and the Paying Agent shall promptly pay, after the Effective Time, the amount of cash into which the shares theretofore represented by such Certificate have been converted pursuant to the provisions of Section 2.2, and the Certificate so surrendered shall forthwith be cancelled. If any cash is to be paid to a name other than that in which the Certificate surrendered in exchange therefor is registered, the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of cash to a person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash contemplated by this Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No cash shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate in accordance with this
Section 2.3. If any holder of converted shares of Company Common Stock shall be unable to surrender such holder's Certificates because such Certificates shall have been lost or destroyed, such holder may deliver in lieu thereof an affidavit (and, if required by Parent, an indemnity bond) in form and substance and with surety (if applicable) reasonably satisfactory to Parent.

     (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.3, except as otherwise provided by law.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the shareholders of the Company six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration. All interest accrued in respect to the Exchange Fund shall inure to the benefit of and be paid to Parent.

     (f) No Liability. None of Parent, Purchaser, the Company or the Paying Agent shall be liable to any person in respect to any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any payment in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock, such amounts as Parent, the Surviving Corporation, the Company (or any of its Subsidiaries (as defined in Section 4.3) or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

     (h) Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

     Section 2.4.  Stock Options

     (a) Immediately prior to the Effective Time, each then outstanding option to purchase shares of Company Common Stock (other than options granted under the Company's Employee Stock Purchase Plan (the "Employee Stock Purchase Plan")), which is then exercisable (in each case, a "Company Option") shall be canceled by the Company and in consideration of such cancellation, the Company shall pay to the holders of Company Options an amount in respect thereof equal to the product of (A) the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per share of Company Common Stock subject to the unexercised portion of such Company Option immediately prior to its cancellation and (B) the number of shares of Company Common Stock subject to the unexercised portion of such Company Option immediately prior to its cancellation. Such payment, if any, shall be less any required withholding Taxes and without interest. The Company shall use its commercially reasonable best efforts to obtain the consent of each holder of Company Options to such cancellation if such consent is required under the terms thereof.

     (b) Immediately prior to the Effective Time, each outstanding share of restricted stock that is not vested shall be canceled by the Company without any consideration whatsoever.

     (c) Except as otherwise agreed to by the Company and Parent, the Company shall use its reasonable best efforts to ensure that (i) all plans, programs or arrangements providing for the issuance or grant of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall terminate as of the Effective Time (including the Employee Stock Purchase Plan as provided in
Section 2.5 below).

     (d) Prior to the consummation of the Offer, the Company shall, if necessary, amend the terms of the applicable plans, programs and arrangements to give effect to the provisions of this Section 2.4.

     Section 2.5. Company Employee Stock Purchase Plan. The Company Board shall terminate the Employee Stock Purchase Plan effective November 15, 1999 (but subject to consummation of the Offer) and no further contributions to purchase Company Common Stock or issuances of shares of Company Common Stock under the Employee Stock Purchase Plan shall be permitted. Each participant in the Employee Stock Purchase Plan shall, in consideration for the termination of the right to purchase shares of Company Common Stock thereunder, receive at the Effective Time (or as soon as practicable thereafter) from the Company in lieu of each share of Company Common Stock that could have been purchased under the Employee Stock Purchase Plan had the then applicable Plan Year (as defined in the Employee Stock Purchase Plan) ended on such termination date, an amount in cash equal to the difference between the Merger Consideration and the Issue Price (as defined in the Employee Stock Purchase Plan) determined with reference to the first business day of the applicable Plan Year (as defined in the Employee Stock Purchase Plan), to the extent such difference is a positive number. All funds contributed to the Employee Stock Purchase Plan which have not been used to purchase Company Common Stock as of the termination date shall be returned, in cash, without interest, to participants in the Employee Stock Purchase Plan.

     Section 2.6. Time and Place of Closing. The closing of the Merger shall take place at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, Suite 1900, Houston, Texas 77002, as promptly as practicable after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in
Article IX.

                                 ARTICLE III.

                     CORPORATE ORGANIZATION AND GOVERNANCE
                          OF THE SURVIVING CORPORATION

     Section 3.1. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, and until thereafter altered, amended or repealed in accordance with the TBCA and the Articles of Incorporation and Bylaws of the Surviving Corporation, shall be the Articles of Incorporation of the Surviving Corporation.

     Section 3.2. Bylaws. At the Effective Time, the Bylaws of the Company as in effect immediately prior to the Effective Time, and until thereafter altered, amended or repealed in accordance with the TBCA and the Articles of Incorporation and Bylaws of the Surviving Corporation, shall be the Bylaws of the Surviving Corporation.

     Section 3.3. Directors and Officers. At and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws, the directors and officers of Purchaser at the Effective Time shall be the directors and officers of the Surviving Corporation.

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company has delivered to Parent on or prior to the execution hereof a disclosure schedule (the "Company Disclosure Schedule"). The information in the Company Disclosure Schedule shall be deemed a part of the Company's representations and warranties herein. Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent as set forth below:

     Section 4.1. Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all corporate power required to own or lease its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect," with respect to any person or entity, shall mean any change, effect, event or occurrence that, individually or in the aggregate with all other changes, effects, events or occurrences is or would reasonably be expected to materially adversely impact (i) the financial condition, assets, properties or results of operations of such person or entity and its direct and indirect parents and subsidiaries (including the Subsidiaries), taken as a whole, other than any such adverse effects relating to general economic or market conditions or to the industry in which the Company operates or (ii) the ability of such person or entity to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. The Company has delivered or made available to Parent true and complete copies of the Articles of Incorporation and Bylaws of the Company.

     Section 4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement, and each agreement to be executed by the Company in connection herewith, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company's corporate powers and have been duly authorized by all necessary corporate action, except for the approval of this Agreement and the transactions contemplated hereby by the Company's shareholders to the extent required by applicable law. This Agreement and each agreement to be executed by the Company in connection herewith have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by each other party hereto and thereto, constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except that (i) the enforceability hereof and thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.3. Subsidiaries. All of the Company's Subsidiaries are listed or otherwise described on the Company Disclosure Schedule, and except as set forth on the Company Disclosure Schedule, the Company has no Subsidiaries and does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other material investment in any other corporation, partnership, limited liability company, joint venture or similar entity. The term "Subsidiary" or "Company Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or managing member, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or (iii) of which fifty percent (50%) or more of the value of the outstanding equity securities or interests (including membership interests) of which are owned directly or indirectly by such party.

     (a) Each Company Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, except where the failure to be so would not individually or in the aggregate have a Material Adverse Effect on the Company. Each Company Subsidiary that is a partnership or a limited liability company is duly formed and validly existing under the laws of its jurisdiction of formation, except where the failure to be so would not individually or in the aggregate have a Material Adverse Effect on the Company.

     (b) Each Company Subsidiary has the corporate power, the limited liability company power or the partnership power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to be so would not individually or in the aggregate have a Material Adverse Effect on the Company.

     (c) Each Company Subsidiary that is a corporation is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company.

     Section 4.4. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement, and each agreement to be executed by the Company in connection herewith, and the consummation by the Company of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("Governmental Entity"), other than:

     (a)  the filing of the Articles of Merger in accordance with the TBCA;

     (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, if applicable, similar provisions of the laws of Canada, Mexico and Chile;

     (c) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder;

     (d) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder;

     (e) compliance with any applicable foreign or state securities or "blue sky" laws, rules or regulations; and

     (f) such other filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which to make or obtain would not (i) result in a Material Adverse Effect on the Company or (ii) materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     Section 4.5. Non-Contravention. The execution, delivery and performance by the Company of this Agreement, and each agreement to be executed by the Company in connection herewith, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not:

     (a) contravene or conflict with any provision of the respective charters or bylaws (or similar governing documents) of the Company or any of the Company Subsidiaries except where such contravention or conflict would not have a Material Adverse Effect on the Company;

     (b) assuming compliance with the matters referred to in Section 4.4 and assuming the requisite approval of the Company's shareholders of the transactions contemplated by this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its respective properties or assets, except where such contravention, conflict or violation would not have a Material Adverse Effect on the Company;

     (c) conflict with or result in a material breach or violation of, or constitute a default under (i) any material agreement, contract or other instrument binding upon the Company or (ii) assuming compliance with the matters referred to in Section 4.4, any material license, franchise, permit or other similar authorization held by the Company, except where such conflict, breach, violation, default or result would not have a Material Adverse Effect on the Company; or

     (d) result in the creation or imposition of any Lien (as defined below) that could have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrances of any kind in respect of such asset.

     Section 4.6. Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). As of November 12, 1999, there were outstanding:

          (i) 7,192,264 shares of Company Common Stock and 2,575,811 shares of Company Common Stock held in treasury;

          (ii)  no shares of Company Preferred Stock; and

          (iii) Company Options to purchase an aggregate of 443,003 shares of Company Common Stock.

The items in clauses (i) through (iii) above are herein referred to collectively as the "Company Securities." All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this
Section 4.6, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities issued by the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company and (iv) no equity equivalents, or interests in the ownership or earnings of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or ownership interest of the Subsidiaries. Except as provided in Section 2.4, there are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or ownership interests of the Subsidiaries. No holder of Company Securities has, as of the date hereof, any contractual right to require the Company to file any registration statement under the Securities Act or to include any such securities in any registration statement proposed to be filed by the Company under the Securities Act. Except as disclosed in written information made available to Parent, all of the outstanding capital stock of the Company's Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law).

     Section 4.7. SEC Reports and Financial Statements. Each periodic report, registration statement and definitive proxy statement filed by the Company with the SEC since June 1, 1996 (as such documents since the time of their filing have been amended and each document filed between the date hereof and the Effective Time, the "Company SEC Reports"), which include all the documents (other than preliminary material) that the Company was required to file with the SEC, as of their respective dates, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Reports. None of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. The consolidated financial statements of the Company included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the cases of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of the unaudited statements, to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     Section 4.8. Absence of Certain Changes or Events. Except as and to the extent disclosed or reflected in the Company SEC Reports filed with the SEC prior to the date hereof (the "Filed Company SEC Reports"), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as and to the extent disclosed by the Company in the Filed Company SEC Reports, from June 1, 1999 through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

     (a) any change, effect, event or occurrence which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any Company Securities;

     (c) any amendment of any term or condition of any outstanding security of the Company or any of its Subsidiaries (except for acceleration of vesting as a result of the transactions contemplated by this Agreement);

     (d) (i) any incurrence or assumption by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice or (ii) any guarantee, endorsement or contractual assumption of liability (whether directly, contingently or otherwise) by the Company or any of its Subsidiaries for the obligations of any other person other than in the ordinary course of business consistent with past practice (other than any wholly owned Subsidiary of the Company, or the Company, with respect to its Subsidiaries);

     (e) any creation or assumption by the Company or any of its Subsidiaries of any Lien of any kind or nature whatsoever on any asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

     (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any of its Subsidiaries other than
(i) loans, advances or capital contributions to or investments in wholly owned Subsidiaries of the Company or (ii) loans or advances to employees of the Company or any of its Subsidiaries made in the ordinary course of business consistent with past practice;

     (g) (i) any contract or agreement entered into by the Company or any of its Subsidiaries relating to any material acquisition or disposition of any assets or business or (ii) any material modification, amendment, assignment, termination or relinquishment by the Company or any of its Subsidiaries of any material contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payee) other than, in the case of (i), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice;

     (h) any material change in any method of accounting or accounting principles or practice (for financial accounting or tax purposes) by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP;

     (i) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, other than grants of severance or termination pay to employees (but not officers or directors) in the ordinary course of business consistent with past practice;
(ii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; (iii)_increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries other than, in the case of clause (iv) only, increases in compensation, bonus or other benefits payable to employees of the Company or any of its Subsidiaries in the ordinary and usual course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices; or

     (j) any action or proceeding commenced, threatened or proposed, to condemn or take by eminent domain or other governmental action any real or personal property owned or used by the Company and its Subsidiaries, other than such actions or proceedings that have not had and would not reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.9. Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion in the Offer Documents, the Schedule 14D-9 or any proxy statement relating to a meeting of the Company's shareholders held in connection with the shareholders' approval of the transactions contemplated hereby (if applicable, and as the same may be amended or supplemented from time to time, the "Proxy Statement") will, either at the time of publication, filing with the SEC or mailing thereof to shareholders of the Company or, in the case of the Proxy Statement (if applicable), at the time of the meeting of such shareholders held in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement (if applicable) will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Purchaser for inclusion therein.

     Section 4.10. Litigation. There is no action, suit, proceeding, claim or investigation pending, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary is subject to an outstanding material judgment, order, writ, injunction or decree.

     Section 4.11. Contracts. All materials contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party materially affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound (collectively, the "Material Contracts") are legally valid and binding in accordance with their terms and in full force and effect except that (i) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Company has complied in all material respects with such contracts, leases, agreements and arrangements, and, to the knowledge of the Company, all other parties to such contracts, leases, agreements and arrangements have complied with the provisions of such contracts, leases, agreements and arrangements, and to the knowledge of the Company, no party is in default thereunder, and no event has occurred (including giving notice) which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.12.  Real Property; Material Assets; Tangible Property.

     (a) The Company Disclosure Schedule sets forth all of the real property owned by the Company or any Company Subsidiary. The Company and each Company Subsidiary has good and marketable title to all real property and other assets it owns subject to no encumbrance, lien, charge or other restriction (including, without limitation, any restriction on transfer) of any kind or character and there is no condition, restriction or reservation affecting the title to or utility of any of its material properties or assets, other than (i) such imperfections or irregularities of title, encumbrances, claims, liens, charges or other conditions, restrictions or reservations as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (ii) statutory liens securing payments (including taxes) not yet due and (iii) such imperfections or irregularities of title, encumbrances, claims, liens, charges or other conditions, restrictions or reservations as do not have a Material Adverse Effect on the Company.

     (b) Except as does not have a Material Adverse Effect on the Company, with regard to buildings and improvements owned by the Company, (i) there are no structural or nonstructural defects of a material character, (ii) such buildings and improvements are not in violation of the requirements of any Governmental Entity, and all necessary final certificates of occupancy have been issued for such buildings and improvements, (iii) all licenses and permits required by Governmental Entities have been issued for such buildings and improvements and the operations conducted in connection with them and (iv) the current use of the buildings and improvements does not violate such licenses and permits.

     (c) The Company Disclosure Schedule sets forth all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Real Property Leases"). Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens.

     (d) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Real Property Leases is valid and enforceable in accordance with its terms, (ii) there is no default under any Real Property Leases either by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto, (iii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries (including the consummation of the Merger) or, to the knowledge of the Company, any other party, and (iv) no party to any such contract or agreement has given notice to the Company or any of its Subsidiaries of or made any claim against the Company or any of its Subsidiaries with respect to any breach or default thereunder.

     (e) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) with respect to the tangible properties and assets of the Company and its Subsidiaries (excluding real property) that are material to the conduct of the business of the Company or any of its Subsidiaries, the Company and its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases or licenses, all such properties and assets and (ii) all of the assets of the Company and its Subsidiaries have been maintained and repaired for their continued operation and are in good repair and condition.


     Section 4.13.  Taxes.

     (a) The Company and the Company Subsidiaries (i) have timely filed (or the Company had timely filed in their behalf) or will file or cause to be filed when due (taking into account extensions) with the appropriate Federal, state, local, provincial, foreign and other governmental agencies, all material tax returns, estimates, reports and documents of a similar nature relating to taxes required by applicable laws to be filed by it, and all such returns, estimates and reports are or will be at the time of filing, true, complete and correct in all material respects, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Company's financial statements all material Federal, state, local, municipal, governmental, provincial or foreign taxes, levies, duties, licenses and registration fees and charges of any nature whatsoever, and unemployment and social security taxes and income tax withholding, including interest and penalties thereon ("Taxes"), and there are no material taxes, interest, penalties, assessments or deficiencies claimed in writing by any taxing authority and received by the Company that, in the aggregate, would result in any Tax liability in excess of the amount of the reserves or accruals, and (iii) have or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all material Taxes not yet due and payable and attributable to any period preceding the Effective Time.

     (b) Neither the Company nor any predecessor corporation, nor any of their respective subsidiaries, has executed or filed with the Internal Revenue Service ("IRS") or any other taxing authority any agreement or other document with respect to Taxes, including any agreement extending, or having the effect of extending, the period of assessment or collection of any material Taxes.

     (c) During the three (3) years prior to the date of this Agreement, neither the Company nor any Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

     (d) No audit or other administrative or court proceedings in which the total proposed adjustments to net income exceed $50,000 are pending with respect to Federal, state or foreign income or franchise Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

     (e) No claim in writing has been made by a Tax authority in a jurisdiction where neither the Company nor any Subsidiary files Tax returns that the Company or any Subsidiaries is or may be subject to taxation in that jurisdiction.

     (f) Neither the Company nor any Subsidiary is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

     (g)  The Company has made available to Parent true and complete copies of
(i) all Federal, state and foreign income and franchise Tax Returns of the Company and any Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any of its Subsidiaries.

     (h)  No Subsidiary of the Company owns any shares of Company Common Stock.

     Section 4.14. Employee Benefit Plans; ERISA.

     (a) Neither the Company nor any of the Company Subsidiaries is a party to any oral or written (i) employment, severance, collective bargaining or consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any current or former executive officer or other current or former key employee of the Company or any Company Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than six months, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which would be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (b) The Company has delivered or made available to Parent full and complete copies of all "Employee Pension Benefit Plans" ("Pension Plans") and all "Employee Welfare Benefit Plans" ("Welfare Plans") as such terms are defined in Sections 3(2) and 3(1) respectively of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are maintained, contributed to, or required to be contributed to by the Company or any corporation or other entity which under Section 4001(b) of ERISA is under common control with the Company (a "Company ERISA Affiliate"). Each Pension Plan and Welfare Plan of the Company and the Company ERISA Affiliates has been maintained in all material respects in compliance with its terms and all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable laws. Neither the Company nor any Company ERISA Affiliate is subject to potential liability under Section 4069(a) of ERISA.

     (c) No Pension Plan or Welfare Plan of the Company or any Company ERISA Affiliate is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity nor are any such plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such plan or by any other parties.

     (d)  No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in material liability to the Company or any Company ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. The Company has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in or would result in any material liability to the Company, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan of the Company or any Company ERISA Affiliate.

     (e) Neither the Company nor any Company ERISA Affiliate has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither the Company nor any Company ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any material withdrawal liability with respect to the Company or any Company ERISA Affiliate.

     (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Company ERISA Affiliate that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

     (g) The Company has delivered or made available to Parent full and complete copies or descriptions of each Pension Plan, Welfare Plan and each other material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which the Company or any Company ERISA Affiliate is a party or by which the Company or any Company ERISA Affiliate is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement (collectively, "Company Employee Benefit Plans").

     (h) The Company has delivered or made available to Parent, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and the Company is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

     (i) The Company does not sponsor, maintain, participate in or contribute to (and is not required to contribute to) (i) any Pension Plan that is subject to minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, or Title IV of ERISA (ii) foreign Pension Plans; or (iii) voluntary employee benefit associations intended to be exempt from Federal Income Tax under Section 501(c)(9) of the Code.

     (j) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all payments required to be made by or under any Company Employee Benefit Plan, any related trusts, insurance policies or ancillary agreements, or any collective bargaining agreement have been timely made, and (ii) the Company and its Subsidiaries have performed all obligations required to be performed by them under any Company Employee Benefit Plan.

     (k) None of the Company Employee Benefit Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or as may be offered as individual conversion rights.

     (l) Neither the Company nor any of its Subsidiaries currently maintains or has ever previously maintained a Pension Plan which is not intended to be "qualified" within the meaning of Section 401(a) of the Code.

     Section 4.15. Labor Matters. (a) Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no activities or proceedings of any labor union or any such employees to organize any such employees.

     (b) There are no unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of the Company or its Subsidiaries.

     (c) There are no complaints, charges or claims against the Company or its Subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

     (d) Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries is in compliance with all laws relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes. The Company and each of its Subsidiaries has complied with the Workers Adjustment and Retraining Notification Act (or any similar state or local law) and has not incurred any liabilities or obligations in connection therewith which remain outstanding.

     Section 4.16. Compliance with Laws. Except for violations which do not have and would not have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any Company Subsidiary is in violation or has received any notices of violations of federal, state or local laws, regulations or ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act and the Americans with Disabilities Act, and no notice of any pending inspection or inquiry or of the violation of any such law, regulation or ordinance has been received by the Company or any Company Subsidiary.

     Section 4.17.  Environmental Matters.

     (a) Definitions. As used in this Agreement, "Environmental Law" means any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such laws. "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions. "Contamination" means the existence (actual or reasonably suspected) in the environment of a Hazardous Substance, if the existence or suspected existence of such Hazardous Substance requires any investigatory, remedial, removal or other response action under any Environmental Law, if such response action legally could be required by any Governmental Entity.

     (b)  Environmental Compliance.

          (i) The Company and each Company Subsidiary possesses all material governmental and other licenses it is required to carry under any Environmental Law for its business as now conducted. No material violation exists in respect of, and no proceeding is pending or threatened to revoke or limit, any such license. The Company and each Company Subsidiary is operating its business in material compliance with all

     Environmental Laws. No incident regarding environmental matters has occurred in connection with the business of the Company or any Company Subsidiary that was required to be reported to a Governmental Entity under any Environmental Law that was not so reported, except where the failure to report would not have a Material Adverse Effect on the Company.

          (ii) No real property currently or previously owned, leased or occupied by the Company or any Company Subsidiary is or during the Company's or any Company Subsidiary's ownership or occupation was used as a hazardous waste treatment, storage or disposal facility within the meaning of Subtitle C of the Resource Conservation and Recovery Act ("RCRA") or any comparable state Environmental Law. No real property currently owned, leased or occupied by the Company or any Company Subsidiary and, to the Company's knowledge, no real property previously owned, leased or occupied by the Company or any Company Subsidiary is listed on the National Priority List or the Comprehensive Environmental Response, Compensation and Liability Information System list compiled by the Environmental Protection Agency or any comparable listing compiled by any state or local Governmental Entity having jurisdiction over environmental matters.

          (iii) Neither the Company nor any Company Subsidiary has received notice from any Governmental Entity or other person that it has been named as a responsible or potentially responsible party with respect to any site listed on the lists described in paragraph (ii) above or that it otherwise is potentially liable for Contamination under any Environmental Law.

          (iv) Except as would not have a Material Adverse Effect on the Company, no portion of any property currently owned, leased or occupied by the Company or any Company Subsidiary is Contaminated. Except as would not have a Material Adverse Effect on the Company, with respect to property previously owned, leased or occupied by the Company or any Company Subsidiary, no Contamination occurred during the Company's or any Company Subsidiary's ownership, lease or occupancy.

     Section 4.18. Insurance. The Company and all of its Subsidiaries maintain insurance with respect to their respective properties and business against loss or damage of the kinds customarily insured against by corporations of established reputations engaged in the same or similar business and similarly situated, of such types and in amounts as disclosed to Parent. Within the past three (3) years, neither the Company nor any of its Subsidiaries has received any refusal of insurance coverage or any notice that a defense will be afforded with reservation of rights, or any notice of any cancellation or other indication that any Policy (as defined below) is no longer in full force and effect or will not be renewed or that the issuer of any Policy is not willing or able to perform its obligations thereunder. To the knowledge of the Company, there are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the business or assets of the Company or any of its Subsidiaries which require or recommend changes in the conduct of their respective businesses, or require any repairs or other work to be done with respect to any of the Company's or any of its Subsidiaries' assets, properties or products. All material property (fire and extended coverage perils), business interruption, public liability, workers' compensation, directors' and officers' liability and other insurance policies and fidelity and surety bonds of the Company or any Company Subsidiary in the Company's possession that have been provided to Parent (the "Policies") are currently in full force and effect. To the Company's knowledge, there are no disputes with insurers under the Policies, and all premiums due and payable thereto have been paid. To the Company's knowledge, there are no pending or threatened cancellations or nonrenewals or premium increases with respect to any of the Policies, and the Company and each Company Subsidiary is in compliance with all material conditions contained in its Policies.

     Section 4.19.  Intellectual Property.

     (a) The term "Intellectual Property Assets" means collectively:

         (i) all registered and unregistered trademarks, service marks and applications (collectively, "Marks");

         (ii) all patents and patent applications (collectively, "Patents");

         (iii) all copyrights in both published works and unpublished works that are material to the Company's or any Company Subsidiary's businesses (collectively, "Copyrights"); and

         (iv) all trade secrets used in the conduct of the businesses of the Company and Company Subsidiaries.

     (b) The Company and each Company Subsidiary owns, has the right to use, sell, license, dispose of, and to bring actions for the misappropriation of all of the Intellectual Property Assets, material to the conduct of its business without any conflict with or infringement of the rights of others, free and clear of all liens, charges, encumbrances or other restrictions of any kind.

     (c) To the Company's knowledge, no Intellectual Property Asset material to the conduct of business of the Company or any Company Subsidiary is infringed or has been challenged.

     (d) There is no action, suit, proceeding, judgment, order or writ pending, or to the Company's knowledge, threatened against the Company or any Company Subsidiary contesting the validity, ownership or right to use, sell, license, dispose of or to bring actions for the misappropriation of the Intellectual Property Assets material to the conduct of its business.

     (e) Subject to such exceptions as have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there have been no claims made or notices that the conduct of the Company's or any of its Subsidiaries' business has infringed the intellectual property rights of any third party.

     (f) To the knowledge of the Company, (i) the Company and its Subsidiaries have taken all reasonably necessary measures to protect and preserve the validity and enforceability of the Intellectual Property Assets and the goodwill associated therewith, including, without limitation, the confidentiality and enforceability of trade secrets and the confidentiality of all confidential and proprietary information included within the Intellectual Property Assets, and
(ii)
no trade secret, or confidential and proprietary information has been disclosed to any third party other than pursuant to appropriate non-disclosure agreements consistent with industry practice.

     Section 4.20. Finders' Fees. Except for Salomon Smith Barney Inc. and William Blair & Company, L.L.C., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 4.21. Opinions of Financial Advisors. The Board of Directors of the Company has received the separate opinions of the Company Financial Advisors to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and Merger, taken as a whole, is fair, from a financial point of view, to the holders of Company Common Stock (other than of Parent and its affiliates).

     Section 4.22. Licenses; Approvals. The Company and each Company Subsidiary hold all licenses, permits and other regulatory approvals necessary to conduct their respective businesses as presently conducted except where the failure to obtain or hold such license, permit or regulatory approval would not have a Material Adverse Effect on the Company. All such licenses, permits and other regulatory approvals related to the business, operations and facilities of the Company and each Company Subsidiary are in full force and effect, except where any failure of such license, permit or regulatory approval to be in full force and effect would not have a Material Adverse Effect on the Company.

     Section 4.23. Year 2000 Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect on the Company and the Subsidiaries taken as a whole, the functions, including without limitation, date-reliant (which includes year-reliant) functions of all hardware, software, computers, equipment, devices with embedded electronics and business critical systems used in the conduct of the business of the Company or the Company Subsidiaries (collectively, the "Systems") are capable of continuing to operate up to, during and after the year 2000 without the necessity of any re-programming or the installation of any new microchip, processor or other equipment, (ii) neither the performance nor functionality of the Systems will be affected by any changes caused by the advent of the year 2000 to the field configuration which contains the date information within any part of the Systems and (iii) the Systems shall suffer no faults in the processing of dates and date-dependent information or data, including, without limitation, in calculations, comparisons and sequencing of information or data. To the knowledge of the Company, the Systems shall be free of surreptitious codes, such as back door, time bomb, drop dead devices or other software routine designed to disable a computer program automatically with the passage of time, and unauthorized codes such as a computer virus, Trojan horse, worm or other software routines or hardware components designed to permit unauthorized access or to disable, erase or otherwise harm software, hardware or data. The Company and its Subsidiaries have not received written notice from any customer, supplier or financial institution that such party expects its operations to be disrupted as a result of Systems failures due to year 2000 problems, which disruption, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

     Section 4.24. TBCA Article 13. The Company Board has approved this Agreement and each agreement to be executed by the Company in connection herewith, and taken such actions sufficient to render the provisions of Article 13 of the TBCA inapplicable to this Agreement and the transactions contemplated herein and therein.

     Section 4.25. Absence of Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. To the Company's knowledge, the Company and each of its Subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

     Section 4.26. Suppliers and Customers. Since January 1, 1999, neither the Company's nor any of its Subsidiaries' relationship with any material customer or supplier has been terminated or materially altered. The Company and each of its Subsidiaries has good commercial relationships with each of its material suppliers and to the Company's knowledge, there are no facts concerning such suppliers that would reasonably be expected to result in any material interruption in the timely supply by such supplier to the Company or any of its Subsidiaries of any such materials other than ordinary course delays experienced from time to time. Neither the Company nor any of its Subsidiaries has received any indication that any such material supplier intends to terminate or materially alter the terms of its supply relationship with the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has good commercial relationships with its material customers, and neither the Company nor any of its Subsidiaries has received any indication that any such customer intends to terminate or materially alter its relationship with the Company or any of its Subsidiaries.

                                  ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent has delivered to the Company on or prior to the execution hereof a disclosure schedule (the "Parent Disclosure Schedule"). The information in the Parent Disclosure Schedule shall be deemed a part of Parent's representations and warranties herein. Except as disclosed in the Parent's Disclosure Schedule, Parent represents and warrants to the Company as set forth below:

     Section 5.1.  Corporate Existence and Power.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to own or lease its properties and to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent.

     (b) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all corporate power required to own or lease its properties and to carry on its business as now conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Purchaser. Parent or Purchaser has delivered or made available to the Company true and complete copies of the certificate of incorporation and bylaws of Purchaser.

     Section 5.2. Corporate Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement, and each agreement to be executed by Parent and Purchaser in connection herewith, and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby, are within Parent's and Purchaser's corporate powers and have been duly authorized by all necessary corporate action to the extent required by applicable law and the applicable stock exchange rules and regulations. This Agreement and each agreement to be executed by Parent or Purchaser in connection herewith have been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by each other party hereto and thereto, constitute valid and binding agreements of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with their terms except that (i) the enforceability hereof and thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 5.3. Governmental Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement, and each agreement to be executed by Parent or Purchaser pursuant hereto, and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Entity, other than:

     (a)  the filing of the Articles of Merger in accordance with the TBCA;

     (b) compliance with any applicable requirements of the HSR Act and (if applicable) similar provisions of the laws of Canada, Mexico and Chile;

     (c)  compliance with any applicable requirements of the Exchange Act;

     (d)  compliance with any applicable requirements of the Securities Act;

     (e) compliance with any applicable foreign or state securities or "blue sky" laws, rules or regulations; and

     (f) such other filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which to make or obtain
(i) would not reasonably be expected to have a Material Adverse Effect on Parent or Purchaser or (ii) would not materially and adversely affect the ability of Parent or Purchaser to consummate the transactions contemplated hereby and operate their respective businesses as heretofore operated.

     Section 5.4. Non-Contravention. The execution, delivery and performance by Parent and Purchaser of this Agreement, and each agreement to be executed by Parent or Purchaser in connection herewith, and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby, do not and will not:

     (a) contravene or conflict with any provision of the respective charters or bylaws (or similar governing documents) of Parent or any of its subsidiaries except where such breach would not have a Material Adverse Effect on Parent;

     (b) assuming compliance with the matters referred to in Section 5.3 and assuming the requisite approval of Parent's shareholders of the transactions contemplated by this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its subsidiaries or any of their respective properties or assets, except where such contravention, conflict or violation would not have a Material Adverse Effect on Parent;

     (c) conflict with or result in a material breach or violation of, or constitute a default under, or result in any third party having any right of termination, amendment, acceleration or cancellation of, or loss of a material benefit under, (i) any material agreement, contract or other instrument binding upon Parent or any Parent Subsidiary or (ii) assuming compliance with the matters referred to in Section 5.3, any material license, franchise, permit or other similar authorization held by Parent or any Parent Subsidiary, in each case except where such conflict, breach, violation, default or result would not have a Material Adverse Effect on Parent; or

     (d) result in the creation or imposition of any Lien that could have a Material Adverse Effect on Parent.

     Section 5.5. Organization of Purchaser. The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $.01 per share, all of which are outstanding. All the issued and outstanding capital stock of Purchaser is owned by Parent. Purchaser has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

     Section 5.6. Disclosure Documents. None of the information supplied or to be supplied by Parent for inclusion in the Offer Documents, the Schedule 14D-9 or the Proxy Statement (if applicable) will, either at the time of mailing thereof to shareholders of the Company or at the time of the meeting of such shareholders to be held in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by Parent with respect to information supplied by the Company for inclusion therein.

     Section 5.7. Litigation. There is no action, suit, proceeding, claim or investigation pending, or to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries or any of their assets which would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, there are no, and have not been any, facts, conditions or incidents that are reasonably likely to result in any such action, suit, proceeding, claim or investigation, except for actions, suits, proceedings, claims or investigations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries is subject to or in default with respect to any writ, order, judgment, injunction or decree that has or that, individually or in the aggregate, would have a Material Adverse Effect on Parent.

     Section 5.8. Finders' Fees. Except for Deutsche Banc Securities Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 5.9. Financial Capability. As of the date hereof, Parent has sufficient financial resources available to it through its ultimate parent or other of its affiliates to consummate the transactions contemplated by this Agreement. None of Parent's or Purchaser's obligations pursuant to this Agreement are subject to Parent's or Purchaser's obtaining or securing any financing or credit support for the transactions contemplated hereby.


                                  ARTICLE VI.

                            COVENANTS OF THE COMPANY

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement, the Company agrees that:

     Section 6.1. Conduct of Business of the Company Pending the Effective Time. Except as expressly permitted or contemplated by this Agreement, or by the Company Disclosure Schedule, the Company shall, and shall use its commercially reasonable best efforts to cause each of the Company Subsidiaries to, conduct their operations in the ordinary and usual course of business consistent with past practice and use its commercially reasonable best efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers, suppliers and others having business relationships with them to the end that it is intended that the goodwill and ongoing businesses of the Company and any Company Subsidiary shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted by this Section 6.1 and Section 8.2 or the other terms of this Agreement, prior to the Effective Time, without the consent of Parent, which consent shall not be unreasonably withheld or delayed as to matters other than those referred to in clause (p) below, the Company will not, and will cause each of the Company Subsidiaries not to:

     (a) amend or propose to amend their respective organizational documents; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for dividends and distributions paid by Company Subsidiaries to other Company Subsidiaries or to the Company;

     (b) (i) issue, sell, pledge or dispose of, or agree to, authorize or propose the issuance, sale, pledge or disposition of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SAR rights), other than any such issuance pursuant to options, warrants, rights, agreements or convertible securities outstanding as of the date hereof in accordance with their terms;
(ii) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock of (y) long-term debt other than as required by governing instruments relating thereto; or (iii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees except for (i) normal or budgeted salary increases, merit bonuses and annual bonuses, (ii) arrangements in connection with employee transfers, (iii) agreements with new employees, in the case of (i), (ii), or (iii), in the ordinary course of business consistent with past practice or (iv) agreements to pay bonuses to key employees for the purpose of retaining such employees through the Effective Date;

     (d) (i) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except in the ordinary course of business consistent with past practice or as required to comply with changes in applicable law occurring after the date hereof or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase the compensation or fringe benefits of any director, officer or employee in any manner, or pay any benefit that, in any such case, is not required by any plan and arrangement as in effect prior to the date hereof;

     (e) make any commitment or enter into any material contract or agreement (including any agreement relating to the hiring of an individual as an employee or consultant) providing for expenditures by the Company in excess of $100,000, except in the ordinary course of business consistent with past practice;

     (f) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any Company Subsidiary;

     (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (h) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

     (i) make any material tax election or settle or compromise any material income tax liability;

     (j) pay, or agree to pay, in excess of $100,000 in connection with the settlement or compromise of any pending or threatened suit, action or claim;

     (k) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) as of May 31, 1999 of the Company incurred in the ordinary course of business consistent with past practice;

     (l) waive, redeem, amend or allow to lapse any material term or condition of any confidentiality or "standstill" agreement to which the Company or any Company Subsidiary is a party;

     (m) (i) incur or assume any long-term or short-term indebtedness for borrowed money ("debt") or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to the Company or any of its Subsidiaries; (iii) make any loans, advances or capital contributions to, or, except for immaterial investments in the ordinary course of business consistent with past practice, investments in, any other person (other than to wholly owned Subsidiaries of the Company or the Company, with respect to its Subsidiaries, or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon except in the ordinary course of business consistent with past practice;

     (n) (i) sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company or any of its Subsidiaries; or (ii) enter into any similar material commitment or transaction outside the ordinary course of business;

     (o) (i) except as set forth in the Company Disclosure Schedule or otherwise disclosed by the Company in writing to Parent on or prior to the date hereof, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or any assets, for consideration in excess of $1,000,000 individually or in the aggregate; and (ii) authorize any capital expenditure or expenditures which, in the aggregate, are in excess of the amounts therefor set forth in the Company 1999 capital expenditures budget delivered to Parent prior to the date hereof; or

     (p) take or agree to take any of the foregoing actions or any action that is reasonably likely to result in any of its representations and warranties set forth in this Agreement becoming untrue or incorrect.

     Section 6.2. Access to Financial and Operational Information. Subject to compliance with applicable law, upon reasonable notice, the Company will, and will use its commercially reasonable best efforts to cause each of the Company Subsidiaries to, give Parent, its directors, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Company Subsidiaries; will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data with respect to the Company and the Company Subsidiaries as such persons may reasonably request; and will instruct and request the Company's directors, officers, employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the Company Subsidiaries and in the planning for the combination of the businesses of the Company and Parent following the consummation of the Merger. All information obtained pursuant to this Section shall be governed by the Confidentiality Agreement dated September 9, 1999 between Parent and the Company (the "Confidentiality Agreement").



                                 ARTICLE VII.

                              COVENANTS OF PARENT

     Section 7.1. Conduct of Business of Parent Pending the Effective Time. From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement, Parent agrees that prior to the Effective Time, without the consent of the Company, which consent shall not be unreasonably withheld as to matters other than those referred to in clause (b) below, Parent will not, and will cause each of its subsidiaries not to, take or agree to take any action that is reasonably likely to result (a) in any of its representations and warranties set forth in this Agreement becoming untrue or
(b) in any of the conditions to the Merger set forth in Article IX not being satisfied.

                                 ARTICLE VIII.

                      COVENANTS OF PARENT AND THE COMPANY

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement, the Company and Parent agree that:

     Section 8.1. Agreement to Cooperate; Further Assurances. Subject to the terms and conditions of the Agreement, each of the Company and Parent shall use its commercially reasonable best efforts promptly to take, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the requisite vote of shareholders of the Company (if required), including providing information and using its commercially reasonable best efforts to obtain promptly all necessary or appropriate waivers, consents and approvals, and to effect promptly all necessary registrations and filings (including filings under the HSR Act and similar provisions of the laws of Canada or Mexico). Parent shall pay all costs and expenses, including, without limitation, all filing fees and counsel fees, incurred in connection with obtaining regulatory approvals under the HSR Act and similar provisions of the laws of Canada or Mexico.

     Section 8.2.  No Solicitation.

     (a) From the date hereof until the termination of this Agreement and except as expressly permitted by the following provisions of this Section 8.2, the Company will not, and will instruct (or where it has such power cause) each of its Subsidiaries and each officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit or initiate the submission of any Acquisition Proposal (as defined in Section 8.2(c)) or of any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its Subsidiaries to facilitate, the submission of any Acquisition Proposal or the making of any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, or (iv) agree to, approve or recommend any Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement as described below); provided, however, that the Company may nevertheless take or permit any action otherwise prohibited by clause (ii), (iii) or (iv) of this sentence in respect of any Acquisition Proposal (A) that the Company Board determines in good faith, after consultation with one or both of the Company Financial Advisors or any other independent, nationally recognized financial advisor, would, if accepted, constitute, or be reasonably likely to lead to, a Superior Proposal (as hereinafter defined), if (B) prior to taking such action, the Company: (1) provides reasonable notice to Parent to the effect that it is taking such action; (2) has received from such person an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement (as defined in Section 6.2) as of the date of its execution (it being understood that such person shall not be released from the standstill obligations set forth therein solely due to the existence of this Agreement or any modification of this Agreement proposed by Parent); and (3) in the case of (x) any action to waive or release any obligation under any such confidentiality/standstill agreement not to purchase or offer to purchase Company Securities or (y) any action to agree to, approve or recommend any Acquisition Proposal or to enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality/standstill agreement), the Company Board has (I) received a written Superior Proposal, (II) has notified Parent in writing (a "Notice") that it intends to authorize such action (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal), attaching the most recent version (or draft) of such Superior Proposal to such Notice (which version (or draft) shall be updated on a reasonably current basis), (III) during the five (5) business day (or, in the case of any Notice with respect to a particular third party other than the initial Notice with respect to such third party's Acquisition Proposal, two (2) business day) period after delivery of the Notice the Company, in addition to any negotiations with the third party, has exercised its best efforts to negotiate with, and shall have caused its respective financial and legal advisors to exercise their best efforts to negotiate with, Parent to attempt to make such adjustments in the terms and conditions of this Agreement, the Offer and the Merger as would enable the Company Board to determine in good faith that there is no longer a Superior Proposal as compared to the terms and conditions of this Agreement, the Offer and the Merger after considering the results of such negotiations, and (IV) the Company Board concludes after considering the results of such negotiations, that the Superior Proposal giving rise to the Company's Notice continues to be a Superior Proposal. For purposes of this Agreement, "Superior Proposal" means a written Acquisition Proposal on terms that the Company Board determines in its good faith judgment (after consultation with one or both of the Company Financial Advisors or any other independent, nationally recognized financial advisor) would, if accepted, be more favorable from a financial point of view to the Company's shareholders than the Offer and the Merger. The Company shall notify Parent of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as reasonably practicable after its receipt thereof, and shall thereafter inform Parent on a reasonably prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the

Company will, and will instruct (or where it has such power cause) its Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

     (b) The Company Board will not withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger unless (i) a Superior Proposal is pending at the time the Company Board determines to take any such action, and (ii) the Company Board determines in good faith to approve or recommend such Superior Proposal (and in connection therewith, to withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger).

     (c) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company or any of its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent or more of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 8.3.  Shareholder Approval.

     (a) To the extent shareholder approval of the Merger and this Agreement is required by law, the Company will take all action necessary in accordance with the TBCA and the Company's Articles of Incorporation and By-laws to convene a meeting of the holders of Company Common Stock (the "Company Shareholders' Meeting") as promptly as practicable following the consummation of the Offer to consider and vote upon the Merger and this Agreement.

     (b) The Proxy Statement prepared by the Company in connection with the obtaining of shareholder approval, if so required, shall include the recommendation of the Company Board, subject to its fiduciary duties under Texas law, to the holders of Company Common Stock that the holders of Company Common Stock vote in favor of the adoption of this Agreement and the Merger.

     (c) The Company Board shall, subject to its fiduciary duties under Texas law and to the extent shareholder approval is so required, (i) cause the Company to use its commercially reasonable efforts (through its agents or otherwise) to solicit from the holders of the Company Common Stock proxies in favor of the Merger and this Agreement and (ii) cause the Company to take all other lawful action reasonably necessary to secure shareholder approval of the Merger and this Agreement.

     (d) Notwithstanding the foregoing, if Purchaser shall acquire in the Offer a number of shares of Company Common Stock that, together with any shares beneficially owned by Parent and its affiliates, represents at least 90% of the outstanding Company Common Stock, no solicitation of proxies shall be undertaken and the parties shall instead take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders in accordance with Article 5.16 of the TBCA.

     (e) To the extent solicitation of shareholder approval of the Merger and this Agreement is required by applicable law: (i) the Company shall prepare a preliminary Proxy Statement relating to the Company Shareholders' Meeting and a form of proxy for use in connection with the Company Shareholders' Meeting; (ii) the Company shall cause the preliminary Proxy Statement to be filed with the SEC at the earliest practicable date following the consummation of the Offer;
(iii) Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC; (iv) as promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall use its commercially reasonable efforts to respond to the comments of the SEC and, to the extent comments of the SEC relate to Parent or Purchaser, Parent and Purchaser shall use their commercially reasonable efforts to respond to the comments of the SEC; and (v) the Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC, and Parent and Purchaser shall provide the Company, on a timely basis with such information about them as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC.

     Section 8.4.  Company Shareholders' Meeting.

     (a) To the extent solicitation of shareholder approval of the Merger and this Agreement is required by applicable law, after all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company:
(i) the Company shall file with the SEC the definitive Proxy Statement and the Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable; and (ii) the Company shall cause the Proxy Statement to be mailed to record holders of Company Common Stock as promptly as practicable after clearance by the SEC.

     (b) Parent and Purchaser agree to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock beneficially owned by Parent, Purchaser or any affiliate of Parent, or with respect to which Parent, Purchaser or any affiliate of Parent otherwise may exercise voting control, to be voted in favor of the approval and adoption of the Merger and this Agreement.

     Section 8.5. Confidential Information. Except as otherwise contemplated by this Agreement, the Company and Parent acknowledge that the Confidentiality Agreement shall remain in full force and effect at all times prior to the Effective Time and after any termination of this Agreement except as provided in such Confidentiality Agreement, and reaffirm their agreement to comply with the terms thereof.

     Section 8.6. Communications. Parent and the Company will consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, any press release, Form 8-K or other public statement with respect to the transactions contemplated by this Agreement, and will not issue any such press release, file any Form 8-K with the SEC or make any such public statement prior to such consultation, except as may be required by applicable law, court process or pursuant to applicable exchange requirements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties.

     Section 8.7. Obligations of Purchaser. Parent will take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Purchaser will not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any option, warrant or other right to acquire its capital stock to any person or entity other than Parent.

     Section 8.8.  Expenses.   All fees, costs and expenses incurred in
connection with this Agreement and the transactions contemplated hereby (except, if applicable, for the Fees and Expenses, reimbursement contemplated by Section 10.4) shall be paid by the party incurring such expenses.

     Section 8.9. Indemnification and Insurance. After the Effective Time, the Surviving Corporation and the Parent shall indemnify and hold harmless each present and former director and officer of the Company and the Company Subsidiaries (the "Indemnified Parties") as provided in their respective charters and bylaws and as otherwise provided or permitted pursuant to any agreement or arrangement in effect at the date hereof (to the extent consistent with applicable law), and with respect to indemnification for acts and omissions occurring at or prior to the Effective Time, which rights to be indemnified and held harmless shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, that, in the event any claim or claims (a "Claim or Claims") are asserted or made within such six-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claim or Claims.
The Surviving Corporation and Parent shall maintain or cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation and the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time; provided that, in the event that any Claim or Claims are asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim or Claims until final disposition of any and all such Claim or Claims.
The provisions of this Section are for the benefit of, and may be enforced by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 8.10. Retention and Severance Arrangements. From and after the Effective Time, the Surviving Corporation will honor all existing written retention and severance arrangements adopted by the Company or any of the Company Subsidiaries for the benefit of any current or former officer, director or employee of the Company or any of the Company

Subsidiaries. The provisions of this Section are for the benefit of, and may be enforced by, each person covered by such arrangements, his or her heirs and his or her representatives.


                                  ARTICLE IX.

                            CONDITIONS OF THE MERGER

     Section 9.1. Conditions to Obligations of Each Party. The respective obligations of the Company, on the one hand, and Parent and Purchaser, on the other hand, to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

     (a) The Company's shareholders shall have duly approved this Agreement and the transactions contemplated hereby if and to the extent required by the TBCA and other applicable law.

     (b) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or Governmental Entity, which prohibits the consummation of the transactions contemplated by this Agreement (each party agreeing to use all commercially reasonable best efforts to have any such order, decree or injunction lifted).


                                  ARTICLE X.

                            TERMINATION OF AGREEMENT

     Section 10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the shareholders of the Company:

     (a) by mutual consent of the Boards of Directors of Parent and the Company;

     (b) by Parent or the Company, on or after the date when any of the following shall have occurred ("Termination Date"): (i) the consummation of the Offer shall not have occurred on or before January 31, 2000 (or March 31, 2000 if the only condition remaining unfulfilled at January 31, 2000 is approval by any required Governmental Entity, and Parent and the Company are continuing to seek to obtain such approval); (ii) any Governmental Entity, the consent of which is a condition to the obligations of Parent and the Company to consummate the Offer or the Merger, shall have determined not to grant its consent, and all appeals of such determination shall have been taken and have been unsuccessful; or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment or decree shall have become final and nonappealable; provided however, that the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the Offer to occur on or before such date;

     (c) by the Company, if Parent or Purchaser shall have failed to commence the Offer as provided in Section 1.1 hereof;

     (d) by Parent, if (i) there has been a breach by the Company of any representation or warranty set forth in this Agreement (without giving effect to any materiality or Material

Adverse Effect limitations contained in such representations or warranties), which has not been cured within ten business days following receipt by the Company of written notice of such breach and which breach, individually or in the aggregate together with all other breaches not so cured, would result in a Material Adverse Effect; (ii) there has been a material breach by the Company of any covenant or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by the Company of written notice of such breach; (iii) the Offer is terminated or expires in accordance with its terms as a result of the failure of any of the conditions to the Offer without Purchaser having purchased any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate pursuant to this clause (iii) is not available if Parent's or Purchaser's failure to perform any of its covenants or agreements under this Agreement results in the failure of such condition; or (iv) the Company Board, whether or not permitted by this Agreement, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the transactions contemplated by this Agreement or recommended an Acquisition Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d)(i) or (ii) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; or

     (e) by the Company, if (i) there has been a breach by Parent of any representation or warranty set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect limitations contained in such representations or warranties), which has not been cured within ten (10) business days following receipt by Parent of written notice of such breach and which breach, individually or in the aggregate together with all other breaches not so cured, would result in a Material Adverse Effect; (ii) there shall have been a material breach of any covenant, agreement or obligation of Parent or Purchaser as provided in Section 1.1 hereof; (iii) there has been a material breach by Parent of any other covenant or agreement set forth in this Agreement, which breach is not cured within ten business days following receipt by Parent of written notice of such breach; or (iv) prior to the consummation of the Offer, (A) the Company Board shall have determined in good faith that it is in the best interest of the Company's shareholders for the Company to terminate this Agreement and to enter into an agreement with a third party with respect to or to consummate a Superior Proposal, (B) the Company Board shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement with a third party concerning a Superior Proposal and the Company notifies Parent in writing (the "Termination Notice", which may, if applicable also be a Notice pursuant to Section 8.2(a)) that it intends to enter into such an agreement (it being understood that the Company shall be required to deliver a new Termination Notice in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept), attaching the most current version (or draft) of such agreement to such Termination Notice (which version (or draft) shall be updated on a reasonably current basis), (C) during the five (5) business day (or, in the case of any Termination Notice with respect to a particular third party other than the initial Termination Notice with respect to such third party's Acquisition Proposal, two (2) business day) period after delivery of the Termination Notice, the Company in addition to any negotiations with the third party, shall have used its best efforts to negotiate with, and shall have caused its respective financial and legal advisors to use their best efforts to negotiate with, Parent to attempt to make such adjustments in the terms and conditions of this Agreement, the Offer and the Merger in the terms and conditions of the Superior Proposal, as would enable the Company Board to determine in good faith that there is no longer a Superior Proposal as compared to the terms and conditions of this Agreement, the Offer and the Merger after considering the results of such negotiations; and (D) the Company Board shall have concluded, after considering the results of such negotiations, that any Superior Proposal giving rise to the Company's Termination Notice continues to be a Superior Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e)(i), (ii) or (iii) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; and provided, further, however, that the Company may not effect any termination pursuant to Section 10.1(e)(iv) unless (x) prior thereto or concurrently therewith the Company pays to Parent in immediately available funds the Fee required to be paid pursuant to Section 10.4(a) and (y) such termination is within two (2) business days after the termination of the five (5) (or, if applicable, two (2)) business day period referred to in clause (C) above.

     Section 10.2.  [Reserved]

     Section 10.3. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 10.1 hereof, this Agreement shall forthwith become void (except as set forth in the last sentence of Section 6.2 (confidentiality) and in Sections 8.5 (confidentiality),
8.6 (communication), 8.8 (expenses), 10.4 (termination fee, if applicable) and
Article XI, and there shall be no liability on the part of Parent, Purchaser or the Company or their respective officers or directors, except for any breach of a party's covenants or obligations under such provisions. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful or intentional breach of this Agreement.

     Section 10.4.  Termination Fee.

     (a) Notwithstanding any other provision of this Agreement, in the event that this Agreement is terminated by the Company pursuant to Section 10.1(e)(iv) or by Parent pursuant to Section 10.1(d)(iv), then the Company shall pay Parent in same-day funds a termination fee of $7.5 million (the "Fee"), on the date of such termination.

     (b) Notwithstanding any other provision of this Agreement, in the event that this Agreement is terminated by Parent pursuant to Section 10.1(d)(i), then the Company shall reimburse Parent's and Purchaser's fees and out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby ("Expenses"), not to exceed $1.5 million in the aggregate, promptly upon receipt of requests for such reimbursement accompanied by invoices or other reasonable evidence of payment of such fees and out-of-pocket costs and expenses by Parent or Purchaser ("Expense Evidence"), and if within twelve (12) months after such termination a Company Acquisition (as hereinafter defined) occurs or the Company enters into an agreement to effect or publicly announces a plan or proposal to effect a Company Acquisition and at any time thereafter such Company Acquisition occurs, then the Company shall immediately pay Parent the Fee less the actual amount of Expenses previously paid pursuant to this Section 10.4(b). A "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a third party of fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole; (ii) the acquisition by a third party of fifty percent (50%) or more of the outstanding shares of Company Common Stock or any securities convertible into or exchangeable for shares of Company Common Stock that would constitute fifty percent (50%) or more of the outstanding shares of Company Common Stock upon such conversion or exchange, or any combination of the foregoing; (iii) the acquisition by the Company of the assets or stock of a third party if, as a result of which, the outstanding shares of Company Common Stock immediately prior thereto are increased by one hundred percent (100%) or more, or (iv) the merger, consolidation or business combination of the Company with or into a third party, where, following such merger, consolidation or business combination, the shareholders of the Company immediately prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity.

     (c) Notwithstanding any other provisions of this Agreement, in the event that this Agreement is terminated by Parent pursuant to Section 10.1(d)(iii) due to the condition set forth in paragraph 2(i) of Annex A not having been satisfied after an Acquisition Proposal shall have been commenced or publicly announced and either (i) that third party's Acquisition Proposal results in that party consummating a Company Acquisition, or (ii) within twelve (12) months after such termination, the Company enters into an agreement to effect or publicly announces a plan or proposal to effect a Company Acquisition that has a value per share of Company Common Stock at the time of the agreement or announcement that is greater than the Offer Consideration, then the Company shall immediately pay Parent the Fee.

     (d) For avoidance of doubt, under no circumstances will the Fee or Expenses be payable by the Company more than once (if at all). Any Fee and Expenses paid hereunder will reduce any amounts otherwise payable by the Company to Parent or Purchaser hereunder, including by reason of any breach of this Agreement or any representation, warranty, covenant or agreement herein or hereunder.

                                  ARTICLE XI.

                                 MISCELLANEOUS

     Section 11.1. Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. The covenants and agreements contained in this Agreement shall survive the Effective Time and, if the Agreement is terminated, the provisions of Section 10.3 shall apply.

     Section 11.2. Survival. None of the representations and warranties in this Agreement shall survive the termination of this Agreement or the Effective Time; provided, however, the termination of this Agreement shall not relieve any party hereto from any liability for any willful or intentional breach of this Agreement.

     Section 11.3. Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, addressed as follows:

     (a)  if to Parent or Purchaser, to:

               Hagemeyer P.P.S. North America, Inc.
               100 Galleria Parkway, Suite 1120
               Atlanta, Georgia 30339
               Attention:  Mr. David G. Gundling
               Telecopy:  770-541-6645

               with a copy (which shall not constitute notice) to:

               Hagemeyer N.V.
               Rijksweg 69
               P.O. Box 5111
               1410 AC Naarden
               The Netherlands
               Attention:  Ivo Manders, Esq.
               Telecopy:  31-35-695-7687

               and

               Altman, Kritzer & Levick, P.C.
               6400 Powers Ferry Road, N.W., Suite 224
               Atlanta, Georgia 30339
               Attention  Allen D. Altman, Esq.
               Telecopy:  770-303-1130

               and

               Powell, Goldstein, Frazer & Murphy LLP
               191 Peachtree Street, Suite 1600
               Atlanta, Georgia 30303
               Attention:  Gabriel Dumitrescu, Esq.
               Telecopy:  404-572-6999

     (b)  if to the Company, to:

               Vallen Corporation
               13333 Northwest Freeway
               Houston, Texas  77040
               Attention:  Chief Executive Officer
               Telecopy:  713-462-7634
               with a copy (which shall not constitute notice) to:

               Mayor, Day, Caldwell & Keeton, L.L.P.
               700 Louisiana, Suite 1900
               Houston, Texas  77002-2778
               Attention:  John B. Clutterbuck
               Telecopy:  713-225-7047

Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section 11.3.


     SECTION 11.4. GOVERNING LAWS AND CONSENT TO JURISDICTION. THE LAWS OF THE STATE OF TEXAS (IRRESPECTIVE OF ITS CHOICE OF LAW PRINCIPLES) SHALL GOVERN ALL ISSUES CONCERNING THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES. EACH OF THE PARTIES HEREOF IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HOUSTON, TEXAS (AND THE TEXAS STATE AND FEDERAL COURTS HAVING JURISDICTION OVER APPEALS THEREFROM) IN RESPECT OF THIS AGREEMENT, THE OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND SUCH OTHER DOCUMENTS AND AGREEMENTS.

     Section 11.5. Binding Upon Successors and Assigns; Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns. This Agreement may not be assigned by any party without the prior consent of each other.

     Section 11.6. Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

     Section 11.7. Entire Agreement; Third Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, the Parent Disclosure Schedule and Annex A hereto, together with the Confidentiality Agreement and the other agreements and instruments referenced herein, (a) constitutes the entire understanding, and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and (b) is not intended to confer upon any person other than the parties any rights or remedies hereunder other than in Sections 8.9 and 8.10, which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons.

     Section 11.8. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

     Section 11.9. Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states. At any time before or after approval of this Agreement and the Merger by the shareholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented by the parties hereto with respect to any of the terms contained in this Agreement, except that following approval by the shareholders of the Company there shall be no amendment or change to the provisions hereof with respect to the Merger Consideration without further approval by the shareholders of the Company, and no other amendment shall be made which by law requires further approval by such shareholders without such further approval.

     Section 11.10. Disclosure Schedules. Each of the Parent Disclosure Schedule and the Company Disclosure Schedule is an integral part of this Agreement and all statements disclosed on any part of any such schedule shall be deemed to be disclosed in all parts of such schedule and not only in connection with the specific representation with respect to which such statements are explicitly referenced.

     Section 11.11. No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     Section 11.12. Construction of Agreement. A reference to an Article, Section or Annex shall mean an Article of, Section in, or Annex to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" or similar phrases when used herein shall be deemed in each case to be followed by the words "without limitation." The term "consummation of the Offer" or similar phrase when used herein means the first purchase of Company Common Stock pursuant to the Offer.

     Section 11.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.

                            (signature page follows)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              HAGEMEYER P.P.S. NORTH AMERICA, INC.



                              By:
                                 ------------------------------------------
                                    David G. Gundling
                                    President and Chief Executive Officer


                              SHIELD ACQUISITION CORP.



                              By:
                                 -----------------------------------------
                                    David G. Gundling
                                    President and Chief Executive Officer



                              VALLEN CORPORATION



                              By:
                                 -----------------------------------------
                                    Leonard J. Bruce
                                    Chairman of the Board

                                    ANNEX A

                            CONDITIONS OF THE OFFER

    1. Defined Terms. Unless otherwise defined in this Annex A, capitalized terms that appear in this Annex A have the meanings provided in the Agreement and Plan of Merger of which this Annex A is an integral part.

    2. Offer Conditions. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares of Company Common Stock promptly after expiration or termination of the Offer), to pay for any shares of Company Common Stock tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any shares of Company Common Stock tendered, and (subject to Section 1.1(b) of the Agreement, as defined below) may amend or terminate the Offer (whether or not any shares of Company Common Stock have theretofore been purchased or paid for) if:

     (i) there have not been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of shares of Company Common Stock which, together with any shares of Company Common Stock beneficially owned by Parent and its affiliates, constitutes at least two thirds of the shares of Company Common Stock outstanding on a fully diluted basis; or

     (ii) any applicable waiting periods under the HSR Act (or similar provisions of the laws of Canada or Mexico) applicable to the transactions contemplated by the Agreement shall not have expired or been terminated prior to the expiration of the Offer; or

     (iii) at any time on or after the date of the Agreement and before acceptance for payment of such shares of Company Common Stock any of the following events shall occur and be continuing:

          (A) any U.S. or foreign governmental entity or any foreign, Federal, state or local court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (other than the application to the Offer and the Merger of applicable waiting periods under the HSR Act (or similar provisions of the laws of Canada or Mexico) which is in effect and which (1) prevents or prohibits consummation of the Offer or the Merger,
     (2) prohibits or limits the ownership or operation by the Company, Parent or any of their affiliates or Subsidiaries of all or any material portion of the business or assets of the Company or any of its Subsidiaries, (3) imposes material limitations on the ability of Parent, Purchaser or any other Subsidiary of Parent to hold or to exercise effectively full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote the shares of Company Common Stock, acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Agreement and the transactions contemplated thereby, (4) requires divestiture by Parent, Purchaser or any other affiliate of Parent of the shares of Company Common Stock, or (5) requires Parent, the Company or any of their respective affiliates to enter into a divestiture, hold-separate, business limitation or similar agreement or undertaking, except in the case of clauses (2), (3), (4) and (5) for any prohibition, limitation or requirement which would not, individually or in the aggregate materially and adversely affect the economic or business benefits to Parent and its affiliates of the transactions contemplated by the Agreement or the ability of Parent or the Surviving Corporation to conduct its business substantially in the manner such business is being conducted as of the date of the Agreement; or

          (B) the representations and warranties of the Company contained in the Agreement (without giving effect to any materiality or Material Adverse Effect limitations contained therein) shall fail to be true and correct when made and as of the date of the consummation of the Offer as though made on and as of such date (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) and the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has or would result in a Material Adverse Effect on the Company; or

          (C) the Company shall not have performed or complied in all material respects with its obligations, agreements or covenants under the Agreement to be performed or complied with by it; or

          (D) the Agreement shall have been terminated in accordance with its terms; or

          (E) except as to matters disclosed in the Company SEC Reports filed prior to the date of the Agreement, there shall have occurred a material adverse change in the financial condition or results of operations of the Company and its Subsidiaries taken as a whole; or

          (F) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the counter market in the United States (other than shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index) for a continuous period of five (5) days, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any material limitation (whether or not mandatory) by any U.S. or foreign governmental entity on the extension of credit by banks or other lending institutions in the United States, (4) a commencement of a war or armed hostilities or other national calamity directly involving the United States, Canada or Mexico and Parent shall have determined that there is a reasonable likelihood that such event would have a material adverse significance to Parent and its Subsidiaries, or the Company and its Subsidiaries, all taken as a whole, or (5) in the case of any of the foregoing existing at the time of the execution of the Agreement, a material acceleration or worsening thereof;

and, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser other than any action or inaction by Parent or Purchaser constituting a breach of the Agreement) giving rise to any condition, such condition makes it inadvisable to proceed with such acceptances for payment or such payments.

                          COMPANY DISCLOSURE SCHEDULE

                           PARENT DISCLOSURE SCHEDULE
                           --------------------------



                                      P-1